Exhibit 23(b)
Consent of Independent Auditor
The Board of Directors
Lamar Advertising Company and
Lamar Media Corp.
Baton Rouge, Louisiana
We consent to the use in this Registration Statement on Form S-4 of Lamar Media Corp. filed on August 11, 2009, of our report dated July 28, 2008, relating to our audits of the consolidated financial statements of Vista Media Group, Inc. as of and for the years ended December 31, 2007 and 2006. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.
/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Pasadena, CA
August 11, 2009